ELECTION OF DIRECTORS

         At the 1998 Annual Meeting, seven directors will be elected to hold office until the 1999 Annual Meeting and until their successors have been elected and have qualified. The nominees listed below, are all currently serving as directors of the Company, with the exception of Jerry C. Stovall who is currently President and Chief Executive Officer of the Company. The Board knows of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

         Warren I. Hammett. Age 71. Mr. Hammett has been involved in the operation and ownership of family farming operations for more than five years. He has served as a director of American Public Life Insurance Company ("American Public Life"), the Company's subsidiary, since 1979 and of the Company since its organization in December, 1995.

         F. Harrell Josey, D.V.M. Age 73. Dr. Josey has been a veterinarian and the director of Josey Animal Medical Center, Inc. for more than five years. He has served as a director of American Public Life since 1974 and of the Company since its organization in December, 1995.

         Frank K. Junkin, Jr. Age 47. Mr. Junkin has been Senior Vice President, Marketing of American Public Life for more than five years. He has served as a director of American Public Life since 1987 and of the Company since its organization in December, 1995.

         David A. New, Sr. Age 70. Mr. New has been Chairman and Director of David New Operating Company, David New Oil Company and David New Drilling Company for more than five years. These companies are engaged in oil and gas drilling and exploration. He has served as director of American Public Life since 1979 and Chairman of the Board for more than five years and as Chairman of the Board of the Company since its organization in December, 1995.

         David A. New, Jr. Age 41. Mr. New has been Director and President of David New Operating Company, David New Oil Company, David New Drilling Company and W.T. Drilling Company for more than five years. These companies are engaged in oil and gas drilling and exploration. David A. New, Jr. is the son of David
A. New, Sr. He has served as a director of American Public Life since 1983 and of the Company since its organization in December, 1995.

         Jerry C. Stovall. Age 61. Mr. Stovall was elected President and Chief Executive Officer of the Company and American Public Life effective September 2, 1997. Mr. Stovall was Executive Vice President of American Public Life from October, 1996 through August, 1997. Until May, 1995, when he retired, Mr. Stovall was President of Lamar Life Insurance Company.

         Paul H. Watson, Jr. Age 59. Mr. Watson has been President of Farmers Tractor Company, Inc., a farm equipment dealer, for more than five years. Mr. Watson serves as Director of Trustmark Corp., Jackson, Mississippi. He has served as a director of American Public Life since 1979 and of the Company since its organization in December, 1995. Mr. Watson serves as Vice Chairman of the Board of Directors of American Public Life.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE NOMINEES.

                            INFORMATION RELATING TO DIRECTORS,
                              NOMINEES AND EXECUTIVE OFFICERS

Board Meetings and Committees

         The Company had two Board meetings in 1997. All of the directors were present at each meeting. The Board of Directors of the Company does not have an audit, compensation or nominating committee.

         All of the directors of the Company are also members of the Board of Directors of American Public Life. The Board of Directors of American Public Life met twelve times in 1997. No director of American Public Life attended less than seventy-five percent of the Board meetings held in 1997.

Stock Ownership of Principal Stockholder

         The following table sets forth information as to persons beneficially owning more than five percent (5%) of the Company's Common Stock.

                               Amount and Nature          Percentage of
                                   of Beneficial            Outstanding
Name                                Ownership(1)           Common Stock
-----------------------------------------------------------------------
New Family and                     656,040 (2)(3)              59.68%
Affiliated Interests
P. O. Box 1487
Natchez, MS 39121

--------
(1)Adjusted for twenty-for-one stock dividend to be paid on March 31, 1998 to holders of record on March 16, 1998.
(2)Mr. New, Sr. and Mr. New, Jr. share voting and investment power with respect to 29,400 shares held by David New Operating Company and 299,376 shares held by David New Drilling Company. Mr. New, Sr. and his spouse share voting and investment power with respect to 291,207 shares held by New Partners, L.P.
(3)Mr. New, Jr. owns 36,057 shares directly.

Stock Ownership of Directors and Officers

         The following table sets forth information as of March 23, 1998, as to the number of shares of Company Common Stock beneficially owned by each of the nominees for director, including the Company's CEO, and by the Company's directors and executive officers as a group.

                            Amount and Nature         Percentage of
                              of Beneficial            Outstanding
Name                          Ownership(1)             Common Stock
-------------------------------------------------------------------------
Warren I. Hammett                          28,959                  2.63%
F. Harrell Josey                           24,423                  2.22%
Frank K. Junkin, Jr.                       29,862                  2.72%
David A. New, Sr.                         619,983 (2)(3)          56.40%
David A. New, Jr.                         364,833 (3)             33.19%
Jerry C. Stovall                                0                  0.00%
Paul H. Watson, Jr.                        21,126                  1.92%

13 Directors and
Executive Officers as a                   761,620                 69.28%
Group

--------
(1)Adjusted for twenty-for-one stock dividend to be paid on March 31, 1998 to holders of record on March 16, 1998.
(2)Mr. New, Sr. and Mr. New, Jr. share voting and investment power with respect to 29,400 shares held by David New Operating Company and 299,376 shares held by David New Drilling Company. Mr. New, Sr. and his spouse share voting and investment power with respect to 291,207 shares held by New Partners, L.P.
(3)Mr. New, Jr. owns 36,057 shares directly.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent (10%) of Company Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Reporting Persons are required by Securities and Exchange Commission Regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to the Company's Reporting Persons were complied with except as described herein. The Form 3 Initial Statements of Ownership for the executive officers and directors of the Company(1) and for David New Drilling Company (10% beneficial owner), David New Operating Company (as a member of a group that is a 10% beneficial owner) and New Partners, L.P. (as a member of a group that is a 10% beneficial owner) were filed late. In addition, Johnny H. Williamson and David New, Sr. each filed a report late covering one transaction.

Executive Compensation

         The following table sets forth the total compensation paid by the Company for the last fiscal year to each person who served as CEO of the Company. No executive officer had total compensation in excess of $100,000 in 1997.


                             SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------


                                                      Annual Base Compensation
Name and Principal Position                    Year          Salary ($)
------------------------------------------    ------  ------------------------

Johnny H. Williamson                           1997          $78,769(1)
President & Chief Executive Officer of the
Company and American Public Life
(through September 1, 1997)

Jerry C. Stovall                               1997          $95,075(1)
President & Chief Executive Officer of the
Company and American Public Life
(September 2, 1997 to Present), Executive
Vice President (through September 1,
1997)
----------------------

(1) Includes Director's fees.

         The Company has agreed to pay Mr. Stovall $125,000 a year in salary, plus an automobile allowance of $500 per month and standard benefits. This salary and benefits will be paid for a minimum of 18 months beginning September 1, 1997, even if Mr. Stovall resigns or is terminated.
--------
(1)Dianne D. Aycock, Warren I. Hammett, E. Ray Hampton, Joseph C. Hartley, Jr., Garry V. Hughes, Alison James, Jr., F. Harrell Josey, D.V.M., Frank K. Junkin, Jr., Richard K. Mills, Chester C. Montgomery, David A. New, Jr., David A. New, Sr., Sharon D. Starnes, Jerry C. Stovall, Paul H. Watson, Jr., William F. Weems and Johnny H. Williamson.

Director Compensation

         All Directors of American Public Life receive $750 for each monthly meeting attended. No additional compensation is paid for attendance at Company Board meetings.

Report of the Board of Directors on Executive Compensation

         The Board of Directors of the Company approves the compensation of the CEO and of the executive officers. Mr. Williamson retired from his position as President and CEO of the Company in August, 1995. In July, 1996 the Board of Directors asked Mr. Williamson to serve as President and CEO for an interim period. Mr. Williamson served as President and CEO from July, 1996 to September, 1997. Mr. Williamson's compensation for this period resulted from negotiations between Mr. Williamson and the Board of Directors. Mr. Stovall was appointed as President and CEO in September, 1997. The amount of his compensation resulted from negotiations between the Board of Directors and Mr. Stovall. Mr. Williamson's compensation was based on the need to obtain his services as President and CEO for an interim period and was not based on Company performance or similar factors. Mr. Stovall's compensation was based on the need to employ a successor to Mr. Williamson and was not based on Company performance or similar factors.

         The compensation of the other executive officers is approved by the Board of Directors after considering the recommendation of the President. In making his recommendations, the President considers compensation levels for executives in similar positions in the Jackson, Mississippi area, as well as the compensation levels for executives in the insurance industry in the Southeast. Although in recommending increases in compensation the President considers job performance, no formal system or set of criteria has been used in making compensation recommendations for executive officers.

         The Board of Directors has established a bonus program for executive officers of the Company. The first bonus will be determined based on company performance in the period from October 1, 1997 through September 30, 1998. A bonus pool will be established based on the growth of the value of the Company based on an actuarial analysis of the Company's insurance business, targeted general expense levels and targeted rates of return. The bonus pool will be allocated to executives involved in marketing based on premium collections, and to other executives based on subjective factors. The payment of bonuses will be at the discretion of the Board of Directors and the bonus program may be canceled or modified at any time.

Submitted by the Company's Board of Directors:

Warren I. Hammett                   David A. New, Sr.
F. Harrell Josey                    David A. New, Jr.
Frank K. Junkin, Jr.                Paul H. Watson, Jr.

Performance Graph

         The Company's Common Stock was not traded on a public market during any part of fiscal year 1997. Accordingly, the performance graph is omitted. The Company's Common Stock began to be quoted on the OTC Bulletin Board in February of 1998.

Other Transactions with Management

         On August 30, 1995, American Public Life entered into several agreements with Johnny H. Williamson in connection with his resignation from the position of President of the Company, including a Stock Purchase Agreement pursuant to which American Public Life purchased 858 shares of Common Stock from Mr. Williamson for an aggregate purchase price of $287,430. The Company, as successor to American Public Life, agreed to purchase an additional 572 shares of Company Common Stock from Mr. Williamson at a purchase price of $335 per share, when Mr. Williamson ceased to be a director of the Company. Mr. Williamson resigned from the Board of Directors on January 8, 1998 and on that date the Company acquired the 572 shares of Company Common Stock for an aggregate purchase price of $191,620.